Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), is entered into as of December 1, 2012, by and between Poly Shield Technologies, Inc., a Delaware corporation (the “Company”), and Rasmus Norling (“Executive”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows.

1.           Term.  Subject to the provisions of Section 8 of this Agreement, this Agreement shall be effective for a term commencing as of the later of (a) December 15, 2012, or (b) satisfaction of those delivery obligations specified in Section 12, below (the “Effective Date”), and ending on the day immediately preceding the fifth anniversary of the Effective Date (the “Employment Term”).

2.           Position.

2.1           Job Title.  Executive shall serve as Chief Executive Officer of the Company.  In such position, Executive shall have such duties and authority as are consistent therewith.  Executive shall report to the Company’s Board of Directors (the “Board”).

2.2           Full Time Services.  During the Employment Term, Executive will devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable or not-for-profit organization or from managing his personal, financial and legal affairs; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder in any material respect or conflict with Section 9 of this Agreement.

3.           Base Salary and Non-Variable Compensation.

3.1           Base Salary.  Commencing on the first anniversary of the Effective Date, and continuing throughout the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $180,000, payable in regular installments in accordance with the Company’s usual payroll practices.  During the Employment Term, the Board shall review the Base Salary annually and may increase the Base Salary, and upon any such increase, the term “Base Salary” shall thereafter refer to such increased amount.  For the sake of clarity, the parties acknowledge and agree that no Base Salary shall be paid to Executive for the first year of the Employment Term, but that during such period Executive shall be entitled to those other forms of compensation herein provided.

4.           Bonuses.

4.1           Signing Bonus.  On the Effective Date Executive shall be entitled to receive a cash signing bonus of $180,000 (the “Signing Bonus”); of this, $30,000 shall be paid on the Effective Date, with the balance to be paid on January 2, 2013, unless Executive’s employment has been terminated prior to such date by the Company for “Cause” or by Executive without “Good Reason” (as such terms are defined below); provided that the parties acknowledge and agree that as of the date of this Agreement, $50,000 of the Signing Bonus has been advanced to Executive and that accordingly, the remaining balance to be paid on January 2, 2013, shall be $100,000.

4.2           Transition Bonus.  As additional consideration, but subject to the additional terms and conditions set forth herein, on the Effective Date, Executive shall be awarded 154,000,000 shares of restricted common stock of the Company that shall be held pursuant to the provisions of this Section 4.2 (the “Custodial Stock”); provided that if and when the restrictions set forth herein expire in accordance with their terms and without forfeiture of the Custodial Stock, such shares shall be Released and no longer considered Custodial Stock hereunder.

(a)      As soon as practicable after the Effective Date, the Company shall direct that a stock certificate or certificates representing the shares of Custodial Stock be registered in the name of and issued to Executive.  Such certificate or certificates shall be held in the custody of the Company or its designee until such shares are no longer Custodial Stock hereunder.  In addition, on or before the issuance of the stock certificate or certificates representing the Custodial Stock, Executive shall deliver to the Company stock powers endorsed in blank relating to the Custodial Stock and in such form as the Company may prescribe.  Executive irrevocably appoints the Company and each of its officers, employees and agents as his true and lawful attorneys with power to sign in Executive’s name and on Executive’s behalf stock certificates and stock powers covering the Custodial Stock and such other documents and instruments as the Company deems necessary or desirable to carry out the terms of this Agreement.  This power, being coupled with an interest, is irrevocable.  Executive agrees to execute such other stock powers and documents as may be reasonably requested from time to time by the Company to effectuate the terms of this Agreement.

(b)      Each certificate of the Custodial Stock shall bear such legend (the “Legend”) as the Company deems reasonably necessary to notify the holder of the restricted nature of the shares evidenced thereby as well as the restrictions imposed thereon pursuant to this Section 4.2.  In addition, the stock certificate or certificates for the Custodial Stock shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or securities association upon which the Company’s stock is then listed, and any applicable federal or state securities laws, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions as well (the “Securities Legends”), including a legend substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ISSUED IN RELAINCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SEUCRITIES ACT.  SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLIABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGRISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(c)      Executive shall have all rights and privileges of a stockholder as to the Custodial Stock, including the right to vote and receive dividends or other distributions with respect to the Custodial Stock, except that:

(i)         Executive shall not be entitled to delivery of the certificate or certificates for Custodial Stock that is eligible for Release until the applicable Release Date and upon the satisfaction of all other applicable conditions;

(ii)         shares of Custodial Stock may not be sold, pledged, assigned, transferred, or otherwise encumbered or disposed of for any reason until the applicable Release Date;

(iii)         all shares of common stock distributed as a dividend or distribution, if any, with respect to shares of Custodial Stock prior to the applicable Release Date shall be delivered to and held by the Company and subject to the same restrictions as the shares of Custodial Stock in respect of which the dividend or distribution was made; and

(iv)         all shares of Custodial Stock that are not Released shall be forfeited and returned to the Company and all rights of the Executive with respect to such shares shall terminate in their entirety on the terms and conditions set forth subpart (d), below.

Any attempt to dispose of shares of Custodial Stock or any interest in such shares in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

(d)      Subject to the provisions of this Section 4.2, and upon satisfaction of the Conditions Precedent specified below, the Custodial Stock shall become eligible for Release as Qualifying Contracts are received by the Company.  Custodial Stock shall become eligible for Release in equal proportion to the non-contingent face value (in U.S. Dollars) of Qualifying Contracts entered into by the Company following the Effective Date; provided that for the purpose of such calculation, the per-unit value of the Custodial Stock shall be $0.25, and provided further that the Custodial Stock shall be Released in increments of (a) at least 1,250,000 shares, or (b) the number of remaining shares of Custodial Stock held by Executive, whichever is smaller.  “Qualifying Contract” means a bona fide contract for the sale or lease to third parties of any Deliverable or products or services incorporating Deliverables that is approved or ratified by the Board.  The date on which any increment (as specified in this paragraph) becomes eligible for Release shall be the “Release Date” with respect to such shares.  By way of example, if, at a point following the Effective Date, the Company receives a third party order to purchase products or services that utilize the Deliverables, and the non-contingent face value of that order is $10,000,000, and the Board approves that contract, then 40,000,000 shares of Custodial Stock would be eligible to be Released hereunder, and the Release Date of those shares would be the date on which the order was received.

Upon each Release Date, Executive will be given the option (which option must be exercised within thirty (30) days) to defer Release of the applicable Custodial Stock for a period not to exceed twelve (12) months.  If Executive’s employment is terminated for any reason other than by the Company for Cause or by Executive without Good Reason subsequent to the Release Date, but prior to the Release of all related stock to Executive, then, if necessary to avoid the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to any such earned but unpaid portion of the Transition Bonus, Executive shall not receive any such amounts until the first scheduled payroll date that occurs more than six months following the date of termination of employment (the “First Payment Date”) and, on such date, the Company will pay Executive an amount equal to the sum of all amounts that would have been payable following termination of employment in respect of the period preceding the payment date but for the delay imposed on account of the aforementioned Section 409A.

Any Custodial Stock that has not become eligible for Release prior to December 31, 2013, shall be immediately forfeited and returned to the Company and all rights of the Executive with respect to such shares shall terminate in their entirety.

(e)      As soon as administratively practicable following the applicable Release Date (or such later date as Executive may specify in accordance with (d), above), and upon the satisfaction of all other conditions to release, including without limitation, payment by the Executive of all applicable withholding taxes, the Company shall deliver or cause to be delivered to Executive a certificate or certificates for the applicable shares of Custodial Stock that shall not bear the Legend or be subject to the restrictions specified in Section 4.2(c) (the “Release”).  Notwithstanding the foregoing, certificates representing Released shares shall continue to bear the Securities Legends as may be required to comply with applicable securities laws.

(f)           Satisfaction of each of the following shall be absolute and material conditions precedent to the Release of any Custodial Stock hereunder (the “Conditions Precedent”):

(i)           Executive shall be in material compliance with each representation, warranty, and covenant contained herein and/or in any other agreement to which he and the Company are party, including without limitation, Executive’s delivery obligations specified in Section 12 hereof;

(ii)           All filings, notices, etc., required or advisable in connection with such issuance shall have been completed, all applicable waiting periods shall have expired, and all consents and permissions required or advisable in connection therewith (all as the Company and its counsel may determine, in their sole discretion) shall have been obtained; and

(iii)           All corporate approvals that the Company and its counsel deem required or advisable, in their sole discretion, shall have been obtained.

(g)           In addition to the conditions and restrictions set forth herein, Executive agrees that the grant of Custodial Shares and their subsequent Release hereunder shall be conditioned on Executive’s agreement that all such shares shall be held as Executive’s separate property and that Executive shall take all steps reasonably necessary to maintain such shares as his separate property, including without limitation, entering into a pre-nuptial agreement or the equivalent that preserves the separate property status of such shares prior to Executive re-marrying.  So long as Executive owns any of the shares issued to him pursuant to this Section 4.2, the provisions of this Section 4.2(g) shall survive termination of this Agreement for any reason.

4.3           Annual Bonus.  Executive may receive an additional annual cash bonus in respect of each full or partial fiscal year of the Company during the Employment Term, as determined in the sole discretion of the Board and based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Executive’s performance and/or such other criteria as may be established by it (the “Annual Bonus”).

5.            Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than any severance or change-in-control plan) as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of the Company.

6.            Vacation.  Executive shall be entitled to four (4) weeks annual paid vacation in accordance with the vacation policy of the Company.

7.            Business Expenses, Perquisites and Certain Insurance Policies.

7.1           Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7.2           Perquisites.  During the Employment Term, Executive shall be entitled to participate in all of the Company’s perquisite plans, programs and arrangements that are generally provided by the Company to other senior executives from time to time.

7.3           Key Man Insurance.  Executive agrees that the Company shall obtain a “key man” life insurance policy on Executive’s life, at the Company sole expense, in such amount as the Company deems appropriate, and with the Company as the sole beneficiary thereof.  Executive shall (i) cooperate fully with the Company in obtaining such life insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations in connection therewith.

7.4           Directors and Officers Insurance.  The Company agrees to obtain a directors and officers liability insurance policy covering Executive and to continue and maintain such policy for the duration of the Employment Term.  The amount of such coverage shall be reasonable in relation to Executive's position and responsibilities during the term of this Agreement; provided that the cost and availability of such insurance is reasonable within the marketplace.

8.            Termination.  Notwithstanding any other provision of the Agreement:

8.1           For Cause by the Company.  The Employment Term, and Executive’s employment hereunder, may be terminated at any time by the Company for Cause upon delivery of a “Notice of Termination” (as defined in Section 8.6) by the Company to Executive.  For purposes of this Agreement, “Cause” shall mean, whether occurring prior to, or on or after the Effective Date, (i) Executive’s willful and continued failure to perform substantially his duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of 10 days after a written demand for substantial performance is delivered to Executive by the Board, which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, (ii) Executive’s willful malfeasance or willful misconduct that results or could reasonably be expected to result in substantial damage to the Company, (iii) Executive’s willful and material violation of a material provision of the Company handbooks and policies (“Company Policies”), as the same may be in effect from time to time, or other policies regarding behavior of employees, (iv) conviction of, or entry of a plea of guilty or no contest by Executive with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element, and (v) any material breach of this Agreement and/or willful failure by Executive to comply with a material provision of this Agreement.

For purposes of this provision, no act or failure to act on the part of Executive, shall be considered “willful” unless it is done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a simple majority of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in clauses (i), (ii), (iii), or (iv), above, and specifying the particulars thereof in detail; provided that no such resolution shall be required for any termination for Cause due to the conduct described in clause (v) above.

If Executive is terminated for Cause pursuant to this Section 8.1, he shall be entitled to receive only his Base Salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by Executive through the date of Executive’s termination, and he shall have no further rights to any compensation (including any Base Salary, Signing Bonus, Transition Bonus, Annual Bonus -- including any Annual Bonus that has been declared but not yet paid, payments from the Company pursuant to any long-term or equity-based compensation awards) or any other benefits under this Agreement.  All other benefits, if any, due Executive following Executive’s termination of employment for Cause pursuant to this Section 8.1 shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy, or program of the Company.

8.2           Disability or Death.  The Employment Term, and Executive’s employment hereunder, shall terminate immediately upon Executive’s death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”).  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (i) his Base Salary through the last day of the payroll period during which such termination occurs; (ii) any declared but unpaid Annual Bonus for any fiscal year preceding the year in which the termination occurs; (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination (the sum of (i), (ii) plus (iii), the “Accrued Obligations”); (iv) a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4.3 of this Agreement with respect to the fiscal year of termination and based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, if any (the “Pro-Rata Bonus”), payable as soon as reasonably practicable following the date of Executive’s termination of employment, and (v) in the case of a termination due to Disability, continuation of the Base Salary in effect on the date of termination until the earlier of (A) the fifth anniversary of the Effective Date, or (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy.  Notwithstanding the foregoing, in the event of Executive’s termination of employment due to Disability, if necessary to avoid the application of Section 409A of the Code to the amounts payable pursuant to clauses (iv) and (v) of the preceding sentence, Executive shall not receive any such amounts until the First Payment Date and, on the First Payment Date, the Company will pay Executive an amount equal to the sum of all amounts that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A.  Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation (including any Base Salary, Transition Bonus, Annual Bonus, payments under any long-term or equity-based compensation awards) or any other benefits under this Agreement.  All other benefits, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy, or program of the Company.

8.3           For Good Reason by Executive.  The Employment Term and Executive’s employment hereunder may be terminated by Executive for Good Reason following the delivery by Executive of a Notice of Termination to the Company.  The expiration of the Employment Term on the date immediately preceding the fifth anniversary of the Effective Date shall not be considered a termination without Cause under this Agreement or otherwise result in the payment of severance or post-employment benefits pursuant to Section 8.1 of this Agreement if Executive is not otherwise terminated pursuant to Section 8.1 of this Agreement prior to such date.  If Executive’s employment is terminated by Executive for Good Reason, Executive shall be entitled to receive:

(a)           within five (5) business days following termination, a lump sum payment in an amount equal to the Accrued Obligations;

(b)           the Pro-Rata Bonus, payable as soon as reasonably practicable following the date of Executive’s termination of employment; provided that, if necessary to avoid the application of Section 409A of the Code to the Pro Rata Bonus, Executive shall not receive any such Pro Rata Bonus installment until the First Payment Date; and

(c)           continued health and life insurance benefits for Executive and his spouse and dependents, if any, for a twelve (12) month period following the date of Executive’s termination of employment, on the same basis as such benefits are provided from time to time to actively employed senior executives of the Company; provided that the Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer.

Notwithstanding anything to the contrary in this Agreement, no further payments or benefits shall be due under this Section 8.3 if, at any time after Executive’s employment is terminated pursuant to this Section 8.3 and prior to the time when any payment is made or benefit provided pursuant to this Section 8.3, the Board determines, in accordance with the procedures set forth in Section 8.1 of this Agreement, that grounds existed, on or prior to the date of termination of Executive’s employment with the Company, including prior to the Effective Date, for the Company to terminate Executive’s employment for Cause; provided, however, that, Executive shall in all events be entitled to receive his Base Salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination.

Executive shall have no rights to any further compensation (including any Base Salary, Transition Bonus, Annual Bonus, or payments under any long-term or equity-based compensation awards) or any other benefits under this Agreement.  All other benefits, if any, due Executive following a termination pursuant to this Section 8.3 shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.  Executive and the Company acknowledge that any payments and benefits provided to Executive under clauses (b) through (d) of this Section 8.3 relate solely to services rendered by Executive to the Company on and after the Effective Date.

For purposes of this Agreement, “Good Reason” means:  (i) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s current position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur pursuant to this clause (i) solely on account of the Company no longer being a publicly traded entity or on account of any change to Executive’s duties as a result of his physical or mental incapacity; or (ii)  any material breach of this Agreement by the Company; or (iii)  any failure of the shareholders to re-elect Executive as a member of the Board or any failure of the Board to re-nominate Executive for election to the Board; provided that a termination by Executive with Good Reason shall be effective only if, within thirty (30) days following Executive’s first becoming aware of the circumstances giving rise to Good Reason, Executive delivers a Notice of Termination for Good Reason by Executive to the Company, and the Company within thirty (30) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

8.4           Termination by Executive without Good Reason.  The Employment Term, and Executive’s employment hereunder, may be terminated by Executive without Good Reason following the delivery of a Notice of Termination to the Company.  Upon a termination by Executive pursuant to this Section 8.4, Executive shall be entitled to his Base Salary through the date of such termination and reimbursement for any unreimbursed business expenses properly incurred by Executive through the date of Executive’s termination, and he shall have no rights to any further compensation (including any Base Salary, Transition Bonus, Annual Bonus, payments under any long-term or equity-based compensation awards) or any other benefits under this Agreement.  All other benefits, if any, due Executive following termination pursuant to this Section 8.4 shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy, or program of the Company.

8.5           Release.  Any and all payments and benefits to which Executive is entitled under Section 8.2 or Section 8.3 of this Agreement are conditional upon and subject to Executive’s execution of a general release and waiver, substantially in the form attached as Exhibit A hereto, of all claims Executive may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement.

8.6           Notice of Termination.  Any purported termination of employment by the Company or Executive, other than any termination due to Executive’s death, shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 13.7.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  The date of termination of Executive’s employment shall be the date stated in the Notice of Termination, which date, in the event of a termination by Executive pursuant to Section 8.4, shall be no less than sixty (60) days following the delivery of a Notice of Termination; provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 13.7.

9.            Restrictive Covenants.

9.1           Non-Competition/Non-Solicitation.  Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates and accordingly agrees as follows:

(a)           While employed by the Company and for a period of twelve (12) months (eighteen (18) months in the event of a termination by Executive for Good Reason based on the circumstances described in clause (i) or clause (iii) under the definition of Good Reason in Section 8.3 of this Agreement) following the date Executive ceases to be employed by the Company, if such termination occurs during the Employment Term (the “Restricted Period”), Executive will not directly or indirectly, (i) engage in any “Competitive Business” (defined below) for Executive’s own account, (ii) enter the employ of or render any services to any person engaged in any Competitive Business, (iii) acquire a financial interest in or otherwise become actively involved with any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Company and its customers, suppliers, or consultants.

(b)           For purposes of this Section 9, a “Competitive Business” means, as of any date and including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that produces, markets, distributes, sources, or otherwise commercially exploits products or services that are directly or indirectly competitive with products or services that are either (i) produced, marketed, distributed, sourced, or otherwise commercially exploited by the Company, or (ii) in actual or demonstrably anticipated development by the Company.

(c)           For purposes of this Section 9, the Company shall be construed to include the Company and its subsidiaries and controlled affiliates.

(d)           Notwithstanding anything to the contrary in the Agreement, Executive may directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive is not a controlling person of, or a member of a group that controls, such person, and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(e)           During the Restricted Period, Executive will not, directly or indirectly, without the Company’s written consent, hire (either directly or indirectly), solicit or encourage to cease to work with the Company any Company employee or any consultant (including employees of such consultant) whose primary business activity consists of providing services to the Company.

(f)           Executive understands that the provisions of this Section 9.1 may limit his ability to earn a livelihood in a business similar to the business of the Company, but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, and (iv) such provisions are not unduly burdensome to Executive.  In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section 9.1 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(g)           It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 9.1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9.1 or elsewhere in this Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.2           Nondisparagement.  Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers, directors or managers of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

9.3           Company Policies.  Executive agrees to abide by the terms of the Company Policies, as the same may be amended from time to time.

9.4           Confidentiality/Company Property.  Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” or “Personal Information” (as those terms are defined below) except while employed by the Company and in furtherance of the business of and for the benefit of the Company; provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose, or make accessible such information; provided further that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

“Confidential Information” means non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof), and (ii) “Personal Information” means any information concerning the personal, social or business activities of the officers or directors of the Company.  Upon termination of Executive’s employment with the Company, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.

9.5           Developments.  All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed, work on, tested, constructed, reduced to practice, prototyped, made, created, or produced by Executive alone or with others, and in any way relating to the business or any proposed business of the Company of which Executive has been made aware, or the products or services of the Company of which Executive has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employment Term (“Developments”), shall be the sole and exclusive property of the Company.  Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of Executive’s right, title and interest throughout the world in and to all Developments.  Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not otherwise be considered a work made for hire.  Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.  As used in this Agreement, the term “Developments” shall include the Deliverables (as defined in Section 12, below).

10.           Enforcement.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 4.2(g), 9.1, 9.2, 9.4 and 9.5 of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.  In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to Executive pursuant to Section 4 of this Agreement upon a determination by the Board that Executive has violated any provision of Sections 4.2(g), 9.1, 9.2, 9.4, or 9.5 of this Agreement, subject to payment of all such amounts upon a final determination that Executive had not violated Sections 4.2(g), 9.1, 9.2, 9.4, or 9.5 of this Agreement.

11.           Indemnification.  At all times during and after the Employment Term, the Company shall indemnify Executive to the fullest extent permitted by the law of the state of the Company’s incorporation for all actions or omissions taken or made by Executive (whether before or after the date of this Agreement) in his service to the Company or its affiliated entities for which Executive has performed or does perform services at the request of the Company, including, to the fullest extent allowed by law, the advancement to Executive of all reasonable attorneys’ costs and expenses incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company, within twenty (20) calendar days after receipt by the Company of a written request from Executive for such advance.  Executive’s request for advancement of attorneys’ costs and expenses pursuant to the preceding sentence shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

12.           Executive Representation and Warranty.  Executive acknowledges and agrees that the Company’s willingness to employ Executive and otherwise entire into this Agreement is conditioned on Executive’s ability to procure and deliver to the Company the rights to certain intellectual property, technology, and other contract rights specified in that certain Confidential Technology Summary to the Company by Executive dated as of December 1, 2012 (the “Deliverable Summary”).  Executive shall, with respect to each item specified in the Deliverable Summary (the “Deliverables”), following execution of this Agreement (a) procure and deliver to the Company fully effective assignments, licenses, and other instruments of conveyance with respect to the Deliverables as the Company deems necessary or advisable to effect the transfers expressly contemplated by the Deliverable Summary, and (b) cause the Deliverables to be conveyed to the Company (as contemplated by the Deliverable Summary) free of any lien, claim, encumbrance or other interest of any other person or entity whatsoever, except as expressly specified in the Deliverable Summary (which shall include, without limitation, confirmation that such Deliverables have been transferred free of any claim that may be asserted by Kelly Norling in connection with her dissolution of marriage proceedings with Executive).  Without limiting the foregoing, the parties agree that, for the purpose of calculating the Effective Date of this Agreement, the delivery obligations specified therein shall be limited to items 1 and 3 on the Deliverable Summary.  For all other purposes, however, Executive’s delivery obligations shall include all items specified in the Deliverable Summary.  The parties further agree that, in light of the purposes of this Agreement, any breach by Executive of the provisions of this Section 12 shall be deemed a material breach of this Agreement.

13.           Miscellaneous.

13.1           No Mitigation or Offset.  In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

13.2            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF FLORIDA.

13.3           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.  Sections 4.2(g), 8.5, 9.1, 9.2, 9.4, 9.5, 10 and 11 of this Agreement shall survive the termination of Executive’s employment with the Company, to the extent specifically stated therein.

13.4           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.5           Severability.  In the event that any one or more of the provisions of this Agreement shall be or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.6           Successors and Assigns.

(a)           This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by testamentary will or the laws of descent and distribution; except that Executive shall be permitted to assign the right to receive up to twenty-five percent (25%) of the Custodial Stock to which he is entitled pursuant to Section 4.2, but only upon such additional terms and conditions as shall be specified in a written consent agreement entered into by and between the Company and Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(b)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless such assumption occurs by operation of law.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.7           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given three (3) days after the date of deposit in the United States mail.

If to Executive, to:

Rasmus Norling
1431 Dewey Street
Hollywood, Florida  33020

If to the Company, to:

Poly Shield Technologies Inc.
610 – 1100 Melville Street
Vancouver, British Columbia
CANADA  V6E 4A6

13.8           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.9           References to the Board.  Whenever this Agreement references a decision of or deliberations by the Board in the context of a benefit to be conferred or conditions imposed on Executive or Executive’s performance hereunder, the Board shall constitute those members of the Board of Directors, excluding Executive or his alternate, and all such deliberations and decisions shall be undertaken and made only with the approval of such individuals.

13.10           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

EXECUTED as of the day and year first set forth above.

Company:

POLY SHIELD TECHNOLOGIES, INC.

/s/ Mitchell Miller

By: Mitchell R. Miller

Its: President / CEO

Executive:

/s/ Rasmus Norling
Rasmus Norling

Exhibit A

RELEASE OF CLAIMS

1.           Release of Claims.  In partial consideration of the payments and benefits described in Section 8.5 of that certain Employment Agreement (the “Employment Agreement”), effective December ___, 2012, by and between Rasmus Norling (“Executive”) and Poly Shield Technologies, Inc. (the “Company”), to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, but subject to the following two sentences hereof, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations.  By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided that Executive does not waive or release claims with respect to the right to enforce the Employment Agreement (the “Unreleased Claims”).  Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

2.           Proceedings.  Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.           Time to Consider.  Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.           Revocation.  Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 8.5 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Employment Agreement.  If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.           No Admission.  This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.           Resignation.  Executive shall offer his resignation from the Company’s Board of Directors upon the employment termination date.  The Company’s Board of Directors may accept or reject this offer of resignation in its sole and absolute discretion.

7.           General Provisions.  A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

8.           Governing Law.  The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Florida without giving effect to conflict of laws principles.

EXECUTED this 6th day of December 2012.

/s/ Rasmus Norling
Rasmus Norling

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